Exhibit 10.02
CONFIDENTIAL TREATMENT REQUESTED

ADDENDUM FOR MANUAL CHECKS PRODUCTS

This sixth addendum (the “Sixth Addendum”) is made and entered into as of August 1, 2003 (“Sixth Addendum Effective Date”) by and between Intuit Inc. (“Intuit”) and the John H. Harland Company (“Harland”).

RECITALS

A.     Intuit and Harland are parties to a Supply Agreement made and entered into as of January 1, 2000 (“Supply Agreement”).

B.     As of July 1, 2000, the parties entered into an Addendum for Semi-Custom Products and Custom Logos.

C.     As of September 6, 2001, the parties entered into an Addendum for Fulfillment Products and Services for FSG and P-TAP Non-Imprintable Products.

D.     As of November 11, 2001, the parties entered into an Addendum for USBP and Omware Imprintable Products.

E.     As of June 2, 2003, the parties entered into an Addendum for Core Tax Products.

F.     As of June 11, 2003, the parties entered into an Addendum for Shipping Label Products.

G.     The parties are now entering into this Sixth Addendum to the Supply Agreement for the addition of Manual Checks Products to the Supply Agreement.

NOW THEREFORE, the parties hereby amend the Supply Agreement as follows:

1.     INTUIT PRODUCTS. The products and services listed in Exhibit A (Manual Checks Products and Pricing) (the “Sixth Addendum Products”) are deemed additional “Intuit Products” for all purposes of the Supply Agreement. (For purposes of clarification, these Sixth Addendum Products shall be separate and apart from any other manual checks listed in the Supply Agreement or any addenda thereto.) Products or services may be added to this list and this Sixth Addendum at terms mutually agreed upon in writing by both Harland and Intuit. Intuit must approve of (in writing) any third-party supplier used by Harland to supply Sixth Addendum Product. The specifications of the Sixth Addendum Products are listed in Exhibit A-1.

2.     TERM AND TERMINATION. The term of the Sixth Addendum will be coterminous with the Supply Agreement. In addition to the grounds for termination mentioned in Section 45 of the Supply Agreement, (a) Intuit shall have the right to review and terminate without penalty the provisions of this Sixth Addendum at any time following a (*) day notification and cure period should the product selection, quality, and/or service provided by Harland for the Sixth Addendum Products not meet the specifications that were mutually agreed to by Harland and Intuit; or (b) for any consecutive (*) month period ending on (*), or (*) during which Harland does not meet the turnaround requirements set forth in the Supply Agreement or this Sixth Addendum with respect to the Sixth Addendum Products, Intuit shall have the right to terminate this Sixth Addendum upon written notice to Harland. Termination of

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

the provisions of this Sixth Addendum would not terminate the other provisions of the Supply Agreement. Applicable provisions of Section 45 (Termination) of the Supply Agreement shall apply to any termination of this Sixth Addendum. Upon any termination of this Sixth Addendum, any unsold inventory or work in process under this Sixth Addendum, shall be Harland’s responsibility, and Intuit shall not be obligated to reimburse Harland for, or purchase such unused inventory from Harland.

3.     LAUNCH DATE. Harland shall be ready to receive, fulfill and ship Orders on or before August 1, 2003 (the “Launch Date”) and in accordance with Exhibit B (Implementation Plan) attached hereto.

4.     SECURE SOURCING. If any circumstance occurs that prevents Harland or any third party supplier from effectively filling and shipping Intuit Customer Orders in accordance with Intuit’s specified quality requirements and turnaround times, including but not limited to termination, financial issues, or any disasters, Intuit shall have the right to immediately purchase all Sixth Addendum Products in the possession or control of Harland or third-party suppliers, or immediately take possession of Intuit-owned products in the possession or control of Harland or third-party suppliers. In addition, Intuit shall have the right to immediately take over the sourcing of Sixth Addendum Products that are work in process and will be completed at a later date at third-party suppliers. Harland will make Harland-owned Sixth Addendum Products available by Harland to Intuit at the prices that Harland was charged for them. Harland will also ensure that any third party supplier of Sixth Addendum Products will make these Products that are work in process and to be completed at a later date available to Intuit at the prices that the supplier agreed upon with Harland. Intuit will pay Harland reasonable additional costs for Harland’s cooperation in transferring such Sixth Addendum Products to Intuit.

5.     WAREHOUSING AND FULFILLMENT. Harland or it’s third party supplier shall provide warehousing and fulfillment services for Sixth Addendum Products to meet the requirements as specified by Intuit, and will be responsible for ensuring the inventory availability of Sixth Addendum Products sourced by Harland to fulfill Intuit Customer Orders. Harland is responsible for the acts or omissions of any outsourced warehousing suppliers, and is required to ensure that any such approved outsourcers retain, at their expense, a policy of commercial general liability insurance listing Intuit as a third party beneficiary to the policy and naming Intuit as an additional insured. Such policies shall provide coverage adequate to cover any Sixth Addendum Products inventory included for warehousing services. Harland shall provide Intuit with a certificate of insurance as evidence of such coverage. Such certificate shall provide for at least thirty (30) days prior written notice to Intuit of cancellation or material change of such coverage.

6.     SYSTEMS. (*) will fund the development, enhancements and ongoing support of connections to Intuit’s order entry and billing systems, and any changes needed to meet new businesses and services in connection with this Sixth Addendum. Harland is responsible for the funding and implementation of development, enhancement, and ongoing support of Harland-controlled systems, hardware and/or software. The level of support will be (*) above the levels specified in the Supply Agreement based on the additional volumes resulting from additional products.

7.     SAME ORDER SHIPMENTS/PAIRINGS. The specific items paired in the same package are based primarily on the type of products, imprintables and non-imprintables, and size of the products. Harland will pair all items physically able and commercially reasonable in the same package for shipment. In addition, Harland will work with third party suppliers so that these suppliers can pair items in the same package for shipment.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

8.     PERFORMANCE SCORECARD. Harland will measure and report its performance against the performance scorecard set forth in Exhibit C, and will use their best efforts to meet, exceed and improve performance. Following the end of each calendar quarter, designated team members from both parties will meet and review performance during the past quarter. In connection with these quarterly meetings, the parties will gather the data and rate Harland’s performance in accordance with the performance scorecard set forth in Exhibit C. Harland and Intuit will mutually agree upon any changes to the performance scorecard.

9.     ORDER PROCESS. Intuit shall forward Intuit Customer Orders to Harland, and it will process such Intuit Customer Orders in accordance with the Supply Agreement. Harland shall provide ship confirmation to Intuit. Harland shall establish an order transmission connection to its Intuit-approved third-party supplier prior to August 1, 2003.

10.     TURN AROUND TIME. In lieu of the requirements of Section 18(a) of the Supply Agreement, Harland shall process and ship all Sixth Addendum Products in stock within (*) hours after receipt of the Order by Harland, provided a Force Majeure event does not cause an interruption of service. For backorders, items should be shipped as soon as they are available on a first in, first out Order basis. In addition, Harland shall identify and provide Intuit with all backorder information in a quick and effective manner. This backorder notification process will be developed and agreed to by Harland and Intuit.

11.     SHIPPING METHODS.

(a)	Harland will be responsible for shipping each completed Order to the Customer’s specified address, and will ensure that any carrier providing Sixth Addendum Products will ship each completed Order to the Customer’s specified address. Unless otherwise indicated on the Order or otherwise specified by Intuit, shipping shall be via ground, or comparable service where ground is not available. Harland will ensure that all third-party suppliers that provide Sixth Addendum products can support shipping methods, including Ground, Next Day and Second Day at competitive costs. When the rates are not competitive at a third party supplier, and it is commercially reasonable, Harland will allow the third-party supplier of Sixth Addendum Products to utilize Harland’s freight rates. Notwithstanding the above, Sixth Addendum Products shall be shipped in accordance with Exhibit A-1 (Sixth Addendum Product Specifications).

(b)	Harland will be responsible for the proactive management of carriers to negotiate and manage competitive freight costs, file and credit to Intuit refunds for lost or damaged shipments, and track and ensure the compliance of on-time and quality performance. Harland will report these performance measures monthly in the Performance Scorecard, Exhibit C, and work with their carriers to meet, exceed and improve performance.

(c)	Harland will be responsible for the management of all carriers for Sixth Addendum Products and other Products supplied and/or fulfilled by Harland or their third party suppliers to ensure that the carrier meets (*) on time performance. Harland will be responsible for crediting Intuit for any charges, penalties or expedited fees resulting from lost or damaged shipments, and from mistakenly returned packages. In addition, Harland will credit Intuit for reimbursements made by the carrier to Harland for service failures, including failures to meet on-time shipping guarantees. Harland will use its best efforts in working with Intuit to recover these credits in a mutually agreeable and commercially reasonable manner and provide Intuit with a monthly accounting of such

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

credits. Harland will pay to Intuit any credits pursuant to this section within (*) business days of receipt of such credits by Harland from carrier.

12.     QUALITY. Harland warrants and guarantees to FSG the quality of all non-imprintable Sixth Addendum Products in line with Intuit’s product specifications and other requirements listed in Exhibit A-1 (Sixth Addendum Product Specifications). Harland is responsible for replacing any defective product(s) at Harland’s costs, including any and all services and shipping costs.

13.     PERSONNEL. Harland will identify qualified primary contacts at Harland who will be available to work directly with Intuit as needed. In addition, Harland will identify at least one qualified contact at each third-party supplier of Sixth Addendum Products who Intuit will contact in coordination with Harland, with prior notification if practical, on an as needed basis.

14.     PRICING AND COSTS. For each Sixth Addendum Product and service provided pursuant to this Sixth Addendum, Harland will charge Intuit in accordance with the following: Exhibit A (Manual Checks Products and Pricing). These mutually agreed upon prices should be competitive in the market, and in compliance with applicable laws, and will remain in effect from the Sixth Addendum Effective Date and will continue in effect thereafter during the term of this Sixth Addendum, subject to the following sections of the Supply Agreement: Section (*) and Section (*). Harland will work with Intuit on continuous improvements to reduce material, administrative, freight and warehousing costs, and will (*).

15.     REPORTING. Harland will provide standard and ad hoc reporting to provide information on, but not limited to the following: Performance Scorecard Measures. This report should be accurate and presented in a timely manner.

16.     BUSINESS CONTINUITY.

(a)	Harland shall: (i) be responsible for business continuity of operations as to the products and services to be provided under this Sixth Addendum; (ii) within (*) days after the Sixth Addendum Effective Date, submit to Intuit for approval a mutually agreed upon and reasonable business continuity plan (“Business Continuity Plan”) that mitigates and minimizes Intuit service interruptions; and (iii) update the Business Continuity Plan, subject to Intuit’s approval, to reflect changes in technology and industry standards on an annual basis.

(b)	Harland shall provide Intuit reasonable assistance in Intuit’s assessment of Intuit’s business continuity requirements and provide, for Intuit’s approval, a set of alternatives for the development of a viable Intuit business continuity program, and the estimated fees associated with each alternative.

(c)	Harland shall immediately provide Intuit with written notice of any service failure relating to this Sixth Addendum due to any of the events specified in the second paragraph of Section 22 of the Supply Agreement or any other event beyond Harland’s reasonable control (each a “Force Majeure”) and shall use its best efforts to immediately implement the Business Continuity Plan with regard to such failure.

(d)	In the event of a Force Majeure, Vendor shall not charge Intuit any fees in excess of the fees set forth in this Sixth Addendum.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

(e)	Whenever a Force Majeure requires that Harland allocate limited resources between or among its customers, Intuit shall receive no less priority in respect to such allocation than any of Harland’s other customers.

17.     RECORDS/AUDIT. Pursuant to Section 40 (d) of the Supply Agreement, Intuit shall have the full right to audit any and all documents, records or other paperwork of Harland’s that they deem necessary or appropriate in order to validate Intuit charges or verify basis for (*). This includes, but is not limited to, Harland’s costs from suppliers and materials costs, and will be utilized to determine (*). Harland will maintain accurate records with respect to the information underlying any reports, payments required, and costs under the Supply Agreement and under this Sixth Addendum. Intuit may, upon no less than (*) days prior written notice to Harland, request an audit by an independent Certified Public Accountant mutually agreed to by both parties, of relevant records of Harland’s upon which such reports are based during normal business hours. Harland shall remit payments or credits to Intuit for the full amount of any disclosed shortfalls. The audit rights set forth herein shall continue for (*) years following the termination of the Supply Agreement for any reason, or for such period as Harland continues to make (*), whichever is longer. No such audit may occur more than (*) during the Term.

18.     APPLICABILITY OF SUPPLY AGREEMENT. The following Sections of the Supply Agreement will not be applicable to the Sixth Addendum Products: 18(a) (Turnaround Time); the first sentence of 18(c); (*); (*); and (*). Section 42 (Payment Terms) will be applicable to the Sixth Addendum Products. For avoidance of doubt, Section 17 (Privacy and Security Standards) of the Fulfillment Addendum applies to this Sixth Addendum. Section 32 (Rights in Check Designs) of the Supply Agreement shall not apply to the Sixth Addendum Products to the extent that Harland does not implement any Intuit requested modifications to such Sixth Addendum Products.

19.     Except as specified in this Sixth Addendum, the Supply Agreement remains in full force and effect.

IN WITNESS WHEREOF, Intuit and Harland have executed and entered into this Sixth Addendum by their duly authorized representatives.

JOHN H. HARLAND COMPANY		INTUIT INC.

By:	/s/ MARTIN E. KERNER	By:	/s/ K. MAGGIE RIGGINS

Printed Name: Martin E. Kerner		Printed Name: K. Maggie Riggins
Title: VP, Gen’l Mgr		Title: Sr. Strategic Sourcing Mgr
Date: 11/12/03		Date: 11/25/03

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT A
MANUAL CHECKS PRODUCTS AND PRICING

Products:

General Purpose (Style 2) Three to a Page Manual Checks that are Compatible with a 7-Ring Binder, provided in 1 part and 2 parts

Parts	Quantity		Price

1	(*	)	(*	)
	(*	)	(*	)
	(*	)	(*	)
	(*	)	(*	)
2	(*	)	(*	)
	(*	)	(*	)
	(*	)	(*	)
	(*	)	(*	)

Premier” 7-Ring Binder in black or burgundy.
Pricing: (*) per binder

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT A-1
SIXTH ADDENDUM PRODUCT SPECIFICATIONS

Product specifications & other requirements

Product Formats

     Three to a Page Checks Compatible with 7-Ring Binder
•	General Purpose (Style 2)

•	Three to a Page Checks are available in single checks (1 part), or duplicate checks (2 parts) in the standard quantity of (*). For orders more than (*), increments of (*) can be ordered.

     Formats Printed on the Following Safety Design Color Stocks*

•	Blue

•	Green

•	Yellow

•	Pink

•	Gray

*     Note: “Harland” is printed on the base stock in two places, one on the stub and the other on the check. The Harland imprint is a 4-point font size located approximately 0.125” from the bottom of the stub and 1” from the left edge. The check imprint is located approximately 1 1/4” from the bottom of the check and 0.03125” from the left edge.

“Premier” 7-Ring Binder will be offered in black and burgundy. This padded vinyl binder is the industry standard and measures 13 7/8” x 9 3/4” closed.

Security Feature and ANSI Compliance

Checks contain the following security features: microprint signature line, chemical reactive paper, padlock icon, security screen backer, and security feature listing/explanation box on the backer.

All checks meet or exceed ANSI specifications.

Package Specifications

Package would include checks shipped inside sealed plastic bag, placed inside a Kraft corrugated shipping box. Each package includes

1.	Yellow Reorder Envelope - Manually inserted at shipping

2.	Please Inspect Notice - Printed on the digital printer using approved graphic

3.	Reorder Notice - Printed on the digital printer using the approved graphic

4.	Appropriate quantity of Manual Checks.

For the above components, Harland shall include the “Please Inspect and Reorder
Notice” at no additional charge.
Mailing label will include Intuit Logo and Milton return address.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

Product Dimensions

Check and stub measure approximately 12 7/8” x 3 1/24”. Detached check measures 8 1/4” x 3 1/24”. The following dimensions are from the top and left edge of the page (stub and check combined) and are for the top check only. If you are showing three checks on the page, just step and repeat the elements vertically 3.0417”.

Personalization without custom Customer Logo or standard Customer Logo (as described in Section 30 of the Supply Agreement). - Text is centered line to line. Placed approximately 0.3” from top of check, centered on a line approximately 7” from left edge of page. (vertical perf is 4.5” from left edge of document).

Personalization with custom Customer Logo or standard Customer Logo (as described in Section 30 of the Supply Agreement) - Text is flush left line to line. Placed approximately 0.3” from top of check, placed approximately 5.25” from left of page (left edge of page to left edge of logo). There is approximately 0.2” between the logo and the text.

Bank Imprint - Text is centered line to line. It is placed approximately 1.875” from top of page and centered on a line 6.125” from left edge of the page.

Over Signature line Text

•	1 signature line: Text is placed approximately 1.7” from top of page, centered on a line approximately 10.75“from left edge of the page.

•	2 signature lines: Top OSL (over signature line) Text is placed approximately 1.7” from top of page, centered on a line approximately 10.75“from left edge of the page. Bottom OSL Text is placed approximately 2.25” from top of page centered on a line approximately 10.75“from left edge of the page. Second line is approximately 2.3” from top of page.

•	All lines have a TOS (text over signature) option.

Fractional - Text is placed approximately 0.8” from top of page, centered on a line 12.1” from left edge of page.

Check Number Length – Logic should be the same as business size computer checks.

Sub-heading – An example is “d/b/a My Business” or “Payroll Account” or some other heading that they want, printed in type bolder than the address, but not as bold as the company name. This concept should be the same as what we do with computer checks.

Font Size - same as business size computer checks.

Font Styles

The current standard Intuit fonts will be offered at no additional charge:

•	Auriol

•	Calvert

•	Cascade Script

•	Helvetica

•	Hobo

•	Improv

•	Kaufmann

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

•	Korinna

•	Palatino

Ink Colors

Black only, other colors not offered on Manual Checks.

Reverse Collation

Not Offered on Manual Checks.

Standard Logos

The current standard Intuit logos will be offered (in accordance with the terms and conditions of the Supply Agreement).

Custom Logos

Custom Customer Logos will be offered (in accordance with the terms and conditions of the Supply Agreement).

Alpha Numeric Numbering

AlphaNumeric Text and Numbering will be offered at no additional charge.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT B
IMPLEMENTATION PLAN

(*)

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT C - SCORECARD

Monthly Performance Scorecard
Harland / Intuit

Category Total
Category: Service	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds

	0		1		2		100
Time In Plant %, standard (base
stock, black ink)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, standard (base stock, black ink)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, custom 1 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, custom 2 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, vended (stamps)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, micr-toner	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, business cards, 1 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, business cards, 2 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, tax forms	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, fulfillment (non-imprintable)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, full custom	(*	)	(*	)	(*	)	(*	)

Category Total
Category: Operations	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds

	0		1		2		100
Mail/Fax and OC Rerun Errors	(*	)	(*	)	(*	)	(*	)
MICR Errors % (critical)	(*	)	(*	)	(*	)	(*	)
Rerun Rate % (non-critical)	(*	)	(*	)	(*	)	(*	)
Cross Shipments % (critical)	(*	)	(*	)	(*	)	(*	)
Invoice Exceptions (Harland)	(*	)	(*	)	(*	)	(*	)
Pairing Rate %	(*	)	(*	)	(*	)	(*	)
Cosmos IPH	(*	)	(*	)	(*	)	(*	)
Inbound OC Service Level %	(*	)	(*	)	(*	)	(*	)
Outbound Call Resolution %	(*	)	(*	)	(*	)	(*	)
Rush Orders Missed	(*	)	(*	)	(*	)	(*	)
Maximum Hold Time Exceeded	(*	)	(*	)	(*	)	(*	)

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

Category Total
Category: Delivery	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds

	0		1		2		100
On-time delivery % (Domestic Ground)	(*	)	(*	)	(*	)	(*	)
On-time delivery % (Domestic Home)	(*	)	(*	)	(*	)	(*	)
On-time delivery % (Express)	(*	)	(*	)	(*	)	(*	)
Lost and Damaged % (claims, rerun-generated)	(*	)	(*	)	(*	)	(*	)
Lost and Damaged % (paid claims)	(*	)	(*	)	(*	)	(*	)
Shipper Return Rate %	(*	)	(*	)	(*	)	(*	)
Shipper Late Claims % (paid)	(*	)	(*	)	(*	)	(*	)
Out of Network % (charged)	(*	)	(*	)	(*	)	(*	)

Category Total
Category: System Effectivences	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds

	0		1		2		100
Line Items Invoiced % (State 30)	(*	)	(*	)	(*	)	(*	)
Line Items Invoiced % (State 10)	(*	)	(*	)	(*	)	(*	)
Line Items Invoiced % (State 0)	(*	)	(*	)	(*	)	(*	)
Ship Status Completion % in COSMOS	(*	)	(*	)	(*	)	(*	)
System Up time % (Harland only)	(*	)	(*	)	(*	)	(*	)

						Category Total
Category: Fulfillment	Category Weight			(*)		Score

Metric	Performance Scale			Weight Factor	Result	Score

	Doesn’t Meet	Meets	Exceeds

	0	1	2	100
Items Out-of-Stock	(* )	(* )	(* )	(* )
Possible Score:	0%	50%	100%			Overall Score:

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.